Exhibit 99.1

   U.S. Physical Therapy's Board of Directors Authorizes Additional
                       Share Repurchase Program

    HOUSTON--(BUSINESS WIRE)--Dec. 8, 2004--U.S. Physical Therapy, Inc. (Nasdaq:USPH) announced today that its Board of Directors has authorized the repurchase of up to an additional 500,000 shares of the Company's outstanding common stock. It is expected that shares will be acquired from time to time in open market or private transactions. No expiration date for the repurchase plan was set. Currently, there are approximately 12,300,000 shares of U.S. Physical Therapy common stock outstanding. The Company intends to hold repurchased shares in treasury or to use such shares for other corporate purposes as specified by the Board.

    Forward-Looking Statements

    This press release contains forward-looking statements (often using words such as "believes," "expects," "intends," "plans," "appear," "should" and similar words), which involve numerous risks and uncertainties. Included among such statements are those relating to opening of new clinics, availability of personnel and reimbursement environment. The forward-looking statements are based on the Company's current views and assumptions and the Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

    --  revenue and earnings expectations;

    --  general economic and business conditions;

    -- availability of qualified physical and occupational therapists;

    --  competition;

    --  federal and state regulations;

    -- reimbursement rates from third party payors and deductibles and co-pays by patients;

    --  maintaining adequate internal controls;

    --  availability, terms, and use of capital;

    --  acquisitions; and

    --  weather.

    Most of these factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our other periodic reports filed with the Securities and Exchange Commission for more information on these factors. Except as required by law, management is under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

    About U.S. Physical Therapy, Inc.

    Founded in 1990, U.S. Physical Therapy, Inc. operates 262 outpatient physical and/or occupational therapy clinics in 35 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy, Inc. has been named for three consecutive years in Forbes Magazine's Best 200 Small Companies List.
    More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

    CONTACT: U.S. Physical Therapy, Inc., Houston
             Larry McAfee or Chris Reading, 713-297-7000 or
             Investors Relations:
             DRG&E
             Jack Lascar, 713-529-6600